EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Old Point Financial Corporation of our report dated March 11, 2016, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Old Point Financial Corporation for the year ended December 31, 2015.

 /s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
 June 3, 2016